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                                                                    EXHIBIT 10.1

                             REVOLVING CREDIT NOTE


$21,000,000.00                                               Modesto, California
                                                             March 10, 1998


     FOR VALUE RECEIVED, the undersigned, a Delaware corporation ("Maker"), promises to pay to Richard D. Colburn or order ("Holder"), at Beverly Hills, California, or at such other place as may be designated in writing by Holder, within four (4) days after written demand, the principal balance plus accrued interest on an amount up to twenty-one million dollars ($21,000,000) as represented by advances, repayments and readvances.

     Draws upon this Revolving Credit Note may be made in whole or in part as requested by Holder from time to time. Interest thereon from the date thereof shall accrue on the outstanding principal balance at the same rate charged by Bank of America to the Company under the credit agreement between the bank and the Company dated February 26, 1997. Changes in the rate hereunder shall be effective as of the first day of each calendar month, but in no event shall interest accrue at a rate in excess of the maximum rate of interest allowable under California law. Interest shall be payable monthly.

     Principal and interest are payable in lawful money of the United States. If action be instituted on this note, the undersigned corporation promises to pay such sum as the court may fix as attorney's fees.

IN WITNESS THEREOF, the undersigned has executed this Note on the above date.



                                          U.S. RENTALS, INC.



                                          BY  /s/John S. McKinney
                                             ------------------------
                                              John S. McKinney
                                              Chief Financial Officer